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                                                                Exhibit 99.27


SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (AMERICAN SPECTRUM PREDECESSOR):



                                                                                            THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                MARCH 31,   MARCH 31,
                                     ----------------------------------------------------  ---------   ---------
(000'S)                                1995       1996       1997       1998       1999       1999       2000
Earnings:
  Pretax income (loss)               $ (1,981)  $ (2,549)  $ (3,684)  $ (4,823)  $(12,086)  $ (1,444)  $   (747)

Fixed Charges:
  Interest expense                      4,644      5,801      7,901      9,585      9,982      2,221      2,840
                                     --------   --------   --------   --------   --------   --------   --------
              Total fixed charges       4,644      5,801      7,901      9,585      9,982      2,221      2,840

              Total earnings            2,663      3,252      4,217      4,762     (2,104)       777      2,093

              Total fixed charges       4,644      5,801      7,901      9,585      9,982      2,221      2,840

Ratio of earnings to fixed charges       0.57       0.56       0.53       0.50      (0.21)      0.35       0.74
                                     ========   ========   ========   ========   ========   ========   ========

  Deficiency to cover fixed charges     1,981      2,549      3,684      4,823    12,086      1,444        747
                                     ========   ========   ========   ========   ========   ========   ========